EXHIBIT 99.01

1 Seneca Biopharma (NASDAQ: SNCA) Partnering Opportunities for CNS Diseases

2 Assets: first - in - class stem cell - based treatments for neurological diseases Clinical Stage: ALS and Chronic Stroke (Phase II), Spinal Cord Injury (Phase I) Seeking Partnership & Business Development Opportunities Summary of Opportunity 2 ALS & SCI Stroke Allogeneic Off the shelf Cell Therapy

3 Seneca Biopharma: Neural Stem Cell Platform Product • Allogeneic human neural stem cells: long - lasting therapeutic, require temporary immune suppression • Committed neuronal lineage; CNS restricted; differentiate into functional neurons and glia • Stable, off - the - shelf product & manufacturing is scalable for commercialization Mechanism of action: functional integration of human neural cells into host CNS • Neurotrophic protection and support • Regeneration of damaged neural tissue • Neuronal bridge across damaged circuits Intellectual Property: 76 issued and pending patents globally (13 in U.S.) providing broad coverage • Methods of culturing human neural stem cells and treating neurodegenerative diseases • Exclusive licensee of patents covering devices used to administer the Company’s stem cell therapies (B) Graft - derived neurons integrate, extend and form synaptic connections with healthy host neurons in non - human primate model (A) Regeneration of tissue adjacent to infarct site at 24 months after transplantation in human stroke subjects seneca biopharma, inc.

NSI-566: Clinical Catalyst Across Three Indications

MOA: Regeneration, Circuit Bridging and Neuroprotection



Indication
Preclinical
Phase I
Phase II
Phase III
Amyotrophic Lateral Sclerosis (ALS)
Chronic Ischemic Stroke
Chronic Spinal Cord Injury

FDA meeting, March 2020

Controlled study readout: 3Q 2020

Phase I study completed: 4Q 2019

ALS: Phase I & II (n=30)—Demonstrated preliminary clinical benefit against historical data

- Pivotal study in the US planned
- Seeking partnerships

Chronic Stroke: Phase I & II (n=31)—Phase I trial demonstrated safety and preliminary clinical benefit improvement in motor function from baseline levels

- Pursuing partnership in China/Asia-Pacific

Chronic Spinal Cord Injury: Phase I (n=7)—Gain of some voluntary muscle below injury

- Phase I completed Q4 2019

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seneca biopharma, inc.

Newly Diagnosed ALS Population: $1B+ Opportunity for NSI-566

ALS market opportunity

- 5,600 ALS patients newly diagnosed in United States annually & larger patient population in China
- 50% increase in developing World expected 2015-2040
- Limited treatment options with poor efficacy
- Median time from onset of symptoms to death is 3 years



Input from spinal interneurons
Sensory input from muscle spindles
Input from upper motor neurons in the brain
Alpha motor neuron

Transplantation into ventral horn (adjacent to motor neurons)

US NSI-566 addressable market

- ~65% of newly diagnosed patients likely eligible for NSI-566
- Pricing from $300K to $500K, similar to launched cell therapies (Assumption is pricing will be reduced in China)

Initial launch at major neurosurgery centers attached to major ALS centers

- US surgical capacity at such centers sufficient to treat 4,500 patients per year

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Sources: ALS Association, Lancet. 2016 Oct 8; 388(10053): 1459–1544. US neurologist neurosurgeon and payer interviews conducted by Bionest research

6 NSI - 566 treatment of ALS – Phase I/II Ambulatory Subjects: Indication of Efficacy Compared to Historical Controls NSI - 566 Edaravone is the only FDA approved treatment for ALS in the past 20 years: - Reduced decline of ALSFRS by 2.5 pts over 6 mo. - Multiple cycles of IV infusion required ALS Phase I & II (ambulatory, non - bulbar patients): - NSI - 566 treated patients showed clinical benefit compared to historical data (untreated controls) - Autopsies of deceased trial participants revealed persistent graft in all patients evaluated: up to 2.5 yrs. after treatment AND 1.75 yrs. after immunosuppression ended Treated Control

7 ALS is an Attractive Orphan Opportunity where NSI - 566 would be a Differentiated Offering

8 Substantial population size: • The most common cause of disability in the United States • Estimated survivor population of 7MM (US) and 17MM (Worldwide) • Prevalent cases will grow from 5.3 to 8.0 million in China over 10 yrs. High unmet need : • No restorative therapy for chronic stroke • Focus is on rehabilitation Chronic Ischemic Stroke: Commercially Attractive Indication with Few Competitors Relatively weak competitive drug pipeline: • Few competitors • No advanced trials for chronic ischemic stroke • Significant focus on acute stage for stem cells. NSI - 566 market opportunity: • Conservative estimate of eligible patients is 175K • 10% market penetration (15 - 20,000 patients)

9 Chronic Stroke: Very Large Opportunity, NSI - 566’s Potential to Partially Restore Motor Function where No Interventional Therapy Currently Exists

10 NSI - 566 Chronic Stroke: Phase I Data at 12/24 months Stem Cells Transl Med . 2019 Oct; 8(10): 999 – 1007. Engraftment over 24 Months: NSI - 566 produce neurotrophic environment that regenerates tissue at infarct site One - time administration of 12 - 72 million cells: Direct injections into the lesion area of brain 4 weeks of immunosuppression Evidence of long - term graft survival (≥ 2 yrs ) Evidence for tissue regeneration

11 Chronic Spinal Cord Injury: 3 rd Indication Presents Upside Potential Significant global market opportunity • 17K incidences in United States annually and between 250K - 500K globally • Managed symptomatically with minimal improvement • No therapeutic to restore neurological function NSI - 566 in Phase 1 for cSCI • Major upside potential given non - dilutive funding strategy in this indication to date • Trial completed Q4 2019 • Therapy was well - tolerated • Some patients showed evidence of improvements in neurological function (Curtis et al. (2018) Cell Stem Cell 22, 941 - 950)

seneca biopharma, inc.

SCI: Effect of NSI-566 in Monkey Model and Potential Benefit in Humans

NSI-566 has a restorative effect in a primate model of subacute SCI:



-Graft
-Graft
+Graft
+Graft

Graft-derived neurons integrate, extend long processes and form synaptic connections w/ healthy host neurons

Grafts confer improvement in motor function



Object Manipulation
p < 0.01
General Locomotion
p = 0.05
Climbing
p = 0.19
Overall
p = 0.02
% Possible Points
Lesion
NPC

Rosenzweig et al., Nat Med. 2018 Feb 26. doi: 10.1038/nm.4502

NSI-566 shows potential for clinical benefit in Phase I trials:

2 of 4 subjects in first cohort experienced stable improvements in neurological level of injury (ISNCSCI)

Improvement detected at 6 months after surgery, consistent with MOA

Subject	Baseline	6 months	12 months	18 months
001	T8	T10	T10	T10
006	T7	-	T7	T7
008	T2	-	T2	-
010	T5	T6	T6	T6

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13 • Clinical stage portfolio of novel allogeneic stem cell therapies • CNS diseases: ALS, Chronic Stroke, Chronic Spinal Cord Injury • Strong fundamental science and technology platform, significant development to date • Existing Global academic partnerships & footprint • Several upcoming clinical milestones Initiating partnership discussions with several interested parties Open to various structures: License/co - development, asset sale, or JV Conclusions: Promising Partnering Opportunity